EXHIBIT 99.1

ORCHID BIOSCIENCES ANNOUNCES CONVERSION OF PREFERRED STOCK

AND PROVIDES FINANCIAL GUIDANCE UPDATE

PRINCETON, N.J., Feb. 10, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today announced that all of its outstanding convertible preferred stock has been converted into common stock. As a result, Orchid had approximately 94.7 million common shares outstanding as of February 9, 2004.

Additionally, Orchid provided an update to its financial guidance for 2003 and 2004.

“In view of the many near-term growth opportunities facing Orchid, I believe the next step in our restructuring is to further strengthen our capital structure in order to better position the company for profitable growth,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “With completion of this initial phase of our capital restructuring effort, we look forward to the next phases, which we expect will include our proposed reverse stock split and, at an appropriate time, raising additional capital to help fund Orchid’s next phase of growth.”

Orchid re-affirmed and expanded its financial guidance for the full year 2003 and for 2004:

2003 Financial Guidance Update

•	Orchid continues to expect top-line revenues of approximately $50 million for the full year 2003.

•	Orchid estimates that its 2003 year-end free cash balance will be approximately $10 million, which includes $1 million of the $3.45 million purchase price paid to Orchid in connection with the sale of its Diagnostics unit. This estimate differs from the company’s previous guidance of $11 million to $13 million because the transaction closed in January 2004 and as a result the full purchase price could not be recorded in 2003.

•	Orchid expects its average gross margin to be in the low-to-mid 40 percent range for the full year 2003.

2004 Financial Guidance Update

•	Orchid expects an increase in its 2004 top-line revenues of approximately 20 percent over its expected 2003 top-line revenues.

•	Orchid expects its 2004 average gross margin to improve by approximately 2 to 4 percentage points over its expected 2003 gross margins.

•	Orchid expects its full year 2004 total operating expenses to decrease by approximately 10 percent compared to its expected total operating expenses for 2003.

•	Orchid continues to expect to achieve positive cash flows from operations in the first half of 2004.

•	Orchid expects to achieve positive operating income for the full year 2004.

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Fourth Quarter and Full Year 2003 Financial Results

Orchid’s fourth quarter and full year 2003 financial results are scheduled to be released on Thursday, February 26, 2004, and an investor conference call with management will be held that morning to discuss the financial results and recent operating highlights as well as 2004 guidance. The company will announce the call details on or about February 19, 2004.

Reverse Stock Split

As previously announced, Orchid is seeking shareholder approval to implement a reverse stock split ranging from 1-for-3 shares to 1-for-7 shares. A Special Meeting of Shareholders will be held on February 27, 2004 to consider this proposal.

About Orchid BioSciences

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding: the expected implementation of the reverse stock split and raising of additional capital, expected top-line revenues of approximately $50 million for the full year 2003, estimates that its 2003 year-end free cash balance will be approximately $10 million, which includes $1 million of the $3.45 million purchase price paid to Orchid in connection with the sale of its Diagnostics unit, expected average gross margin of low-to-mid 40 percent range for the full year 2003, the expected increase in its top-line revenues of approximately 20 percent in 2004 over its expected 2003 top-line revenues, the expected approximately 2 to 4 percent improvement in 2004 average gross margins over its expected 2003 gross margins, decreases in total operating expenses for the full year 2004 of approximately 10 percent compared to Orchid’s expected total operating expenses for 2003, the expectation of achieving positive cash flows from operations in the first half of 2004 and the expectation of achieving positive operating income for the full year 2004. While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Orchid’s actual results to vary materially. Such risks include Orchid’s ability to remain competitive in providing genetic profiling testing services to take advantage of new initiatives designed to increase food safety, the outcome of the special meeting of the shareholders, and market and investor response to the proposed new capital structure, as well as other risks. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, and Orchid’s Registration Statement on Form S-3 and the prospectus contained therein dated June 6, 2003, each as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.